UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2011

Save The World Air, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-29185	52-2088326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

735 State Street, Suite 500 Santa Barbara, CA	93101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 845-3581

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 1, 2011, the Board of Directors (the “Board”) of Save The World Air, Inc. (the “Company”) approved an amendment (the “Amendment”) to the employment agreement between the Company and the Company’s Chief Executive Officer, Cecil Bond Kyte (“Kyte”), dated January 30, 2009 (the “Employment Agreement”).  A copy of the Employment Agreement was included as Exhibit 10.77 to the Company’s Form 10-K Annual Report, filed on March 31, 2009, and is incorporated herein by reference thereto.

The Board determined the following:

1.   The initial term of the Kyte Employment Agreement was for one (1) year, renewable for successive one (1) year periods, unless Kyte or the Company provided written notice to the other, no later than October 31st of the then current year of the term, that the Employment Agreement would not be renewed;

2.   As early as April 2010, Kyte requested the Board to re-negotiate certain of the non-cash compensation provisions under the Employment Agreement; notwithstanding Kyte’s request in the foregoing regard, the Compensation Committee of the Board did not take any action to re-negotiate or change the Employment Agreement; nonetheless, Kyte elected not to terminate the Employment Agreement on October 31, 2010; thus, under provisions of the Employment Agreement, the Employment Agreement is in full force and effect and the term thereof has been extended to January 29, 2012;

3.   Kyte, pursuant to provisions of the Employment Agreement, has indicated his intention not to renew the Employment Agreement, by giving notice of such non-renewal on a date no later than October 31, 2011;

4.   The Board recognized Kyte’s skills, judgment, abilities, contributions and outstanding performance as the Company’s Chief Executive Officer (“CEO”), and determined that it is in the Company’s best interest for Kyte to remain and continue to serve as the Company’s CEO and for Kyte not to terminate the Employment Agreement;

5.   Kyte has determined to waive his right, under Section 1 of the Employment Agreement, to terminate the Employment Agreement from March 1, 2011, through October 31, 2015, meaning that the Employment Agreement would remain in full force and effect through at least January 29, 2016, unless the Company determines to terminate the Employment Agreement earlier in accordance with provisions thereunder;

6.   Kyte has also determined to waive his right to claim or receive any vested or unvested stock option grants or other benefits under Section 3.7 (Stock Option Grant) of the Employment Agreement, and has agreed to the cancellation of 181,818 stock option grants previously issued to Kyte under Section 3.7 of the Employment Agreement;

7.   Kyte and the Board have determined that all terms and conditions set forth in the Employment Agreement shall remain in full force and effect, except for the changes identified in paragraphs 5. and 6., above, and the changes set forth in paragraph 10., below;

8.   Kyte has agreed to continue to serve in the role of CEO of the Company through at least January 29, 2016;

9.   Kyte has determined more fully to align his interests with the interests of the shareholders of the Company, and, in furtherance thereof, the Company and Kyte have agreed to an amendment of the Employment Agreement, providing for non-cash performance compensation in the form of nonqualified stock options as set forth below in paragraph 10.

10.   In furtherance and consideration of the foregoing, the Board determined to amend the Employment Agreement and grant Kyte nonqualified stock options to acquire shares of common stock of the Company (the “Shares”), under the following terms and conditions:

(i)	Stock Option Grant (the “Option”): 17,600,000 Shares;

(ii)	Exercise Price: $0.25 per share;

(iii)	Term: The Option shall expire ten (10) years from the Effective Date, defined in (iv) below;

(iv)	Effective Date: January 30, 2011;

(v)
Vesting:  Twenty percent (20%) of the Option shall vest on the first anniversary of the Effective Date; twenty percent (20%) on the second anniversary of the Effective Date; twenty percent (20%) on the third anniversary of the Effective Date; twenty percent (20%) on the fourth anniversary of the Effective Date; and, twenty percent (20%) on the fifth anniversary of the Effective Date;

(vi)
Accelerated Vesting:  In the event of a Change of Control, as defined in the Employment Agreement, all unvested options shall automatically vest on the effective date of such Change of Control.  In the event the Company achieves net profit of no less than $20,000,000, computed in accordance with generally accepted accounting principles, on a cumulative basis during the five (5) year vesting period, all unvested options shall automatically vest;

(vii)
If Kyte’s employment with the Company is terminated with or without cause, voluntarily or involuntarily, as such terms are defined in the Employment Agreement, except for a Change of Control, all unvested Options shall terminate and be of no force or effect;

(viii)	The Options and Shares underlying the Options shall not be registered with the Securities and Exchange Commission, and shall be deemed “restricted” securities;

(ix)	The Options shall be nonqualified.

Based on the foregoing, the Board approved the Amendment to the Employment Agreement to provide for Kyte’s agreements, waivers and cancellations as set forth in paragraphs 5. and 6., above, and for the grant of nonqualified stock options in accordance with the terms and conditions set forth in paragraph 10., above.

The foregoing description is qualified in its entirety by reference to the Amendment to Employment Agreement, Notice of Stock Option Grant, Stock Option Grant and Exercise Notice, copies of which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated by referenced in this Item 5.02(e).

Item 8.01	Other Events

On March 1, 2011, the Board determined that the Company’s annual meeting of shareholders shall be held on May 13, 2011, in Santa Barbara, California, and set March 14, 2011, as the record date for the meeting.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits:

No.	Description

10.1	Amendment to Employment Agreement;

10.2	Notice of Stock Option Grant;

10.3	Stock Option Grant;

10.4	Exercise Notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SAVE THE WORLD AIR INC.

Date: March 9, 2011	By:	/s/ Eugene Eichler
Name: Eugene Eichler
Title: Chief Financial Officer